Exhibit 99.1

Qwest Announces Key Leadership Decision

•                  Dick Notebaert to seek retirement as chairman and CEO

•                  Board of Directors conducting search for successor

DENVER, June 11, 2007 — Qwest Communications International Inc. (NYSE: Q) and its Board of Directors announced today that Richard C. Notebaert, Qwest chairman and chief executive officer, has informed the Board of his decision to retire in both positions upon the selection of a successor, for which a formal search is under way.

The company plans no changes in strategy or operations as a result of today’s announcement and no timetable has been set for naming a new chairman and CEO.

“I am extremely proud of our accomplishments during the past five years and have full confidence in the leadership at Qwest,” Notebaert said, “The time has come for me to spend more time with family and focus on other commitments. I will leave the company only when the Board has selected a leader who shares our vision and will continue to guide Qwest’s solid performance and reputation as a leading national communications provider with a very bright future. I look forward to working closely with the Qwest Board in its search.”

Frank P. Popoff, lead director on the Qwest Board and former chairman and CEO of Dow Chemical Company, said: “Dick’s leadership in the transformation of Qwest has exceeded all expectations. He will leave the company well positioned for future growth and truly will be missed.”

In another development today in New York City, Notebaert will speak at 2:45 p.m. EDT at Bear Stearns 18th Annual Technology/Communications/Internet Conference (2007TECH). A live audio of the webcast, or replay of the webcast, will be available at: http://www.qwest.com/about/investor/events/

About Qwest

Qwest offers a unique and powerful combination of managed voice and data solutions for businesses, government agencies and consumers — locally and throughout the country. Customers coast to coast are turning to Qwest’s industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience. Qwest is a participant in Networx, the largest communications services contract in the world, to provide leading-edge voice, data and video services.  For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com. For information about the products and services Qwest is offering in the Networx contract, visit www.gsanetworx.com.

Biography

Richard C. Notebaert, 59, has been chairman and chief executive officer of Qwest since June 2002 and guided the company in 2006 to its first-ever year of operational profitability. Prior to that, he was president and chief executive officer of Tellabs, a communications equipment provider. He enjoyed a 30-year career with Ameritech Corp., holding many senior leadership positions, including chairman and chief executive officer. Under his leadership, Ameritech produced exceptionally strong financial results among major U.S. local communications companies, including 45 percent sales growth and 293 percent total return during the period, and five straight years of double-digit earnings growth.  Notebaert is a member of the board of directors of Aon Corp., Cardinal Health, Inc. and the Denver Center for Performing Arts. Recently, he was elected chair of the Board of Trustees at Notre Dame University and has served as a trustee for 10 years. In April 2003, he was appointed by President Bush to the National Security Telecommunications Advisory Committee. A graduate of the University of Wisconsin, Notebaert holds both a bachelor of arts degree and master’s degree in business administration.

Forward Looking Statements Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information:

Media Contact
Nicholas Sweers
303-992-2085
Nicholas.Sweers@qwest.com

Investor Contact
Stephanie Comfort
800-567-7296
IR@qwest.com